Lepercq-Istel Fund

Special Meeting of Shareholders, April 27, 1998

A Special Meeting of Shareholders of The Lepercq-Istel Fund (the "Fund"), a series of The Lepercq-Istel Trust (the "Trust'), was held April 27, 1998, at the offices of the Trust. As of March 11, 1998, the record date, outstanding shares of the Fund were 1,482,212.756. Holders of 1,187,033.568 shares of the Fund were present at the meeting in person or by proxy, being the holders of a majority of the outstanding shares of the Fund and thus constituting a quorum. The following matters were voted on at the meeting.



1) The Shareholders of the Trust elected the following nominees to the Board of Trustees: Stanley A. Deitch, Bruno Desforges, Francois Letaconnoux, Jean-Louis Milin, Dr. Marvin Schiller, Franz Skryanz, Marie-Monique Steckel and Dennis Tarzian.

                                                 Withhold/    Broker Shares
                       For            Against    Abstain      Not Voted
Stanley A. Deitch      1,173,161.990     58.081  4,568.497    9,245.000
Bruno Desforges        1,172,304.636    915.435  4,568.497    9,245.000
Francois Letaconnoux   1,172,304.636    915.435  4,568.497    9,245.000
Jean-Louis Milin       1,168,906.283  4,313.788  4,568.497    9,245.000
Dr. Marvin Schiller    1,172,447.015    773.056  4,568.497    9,245.000
Franz Skryanz          1,173,019.611    200.460  4,568.497    9,245.000
Marie-Monique Steckel  1,173,161.990     58.081  4,568.497    9,245.000
Dennis Tarzian         1,172,388.934    831.137  4,568.497    9,245.000


2) The Shareholders of the Trust elected to modify the Fund's investment objective.

                                                 Withhold/    Broker Shares
                       For            Against    Abstain      Not Voted
                       1,023,817.148  56,693.205 24,546.215   81,977.000


3) The Shareholders of the Trust elected to reclassify, modify, or eliminate certain fundamental investment restrictions of the Fund.

                                                 Withhold/    Broker Shares
                        For           Against    Abstain      Not Voted
                        994,807.192   40,665.345 69,581.891   81,979.140